TECHNOLOGY
MANAGEMENT
& STAFFING	Alternative Resources Corporation 600 Hart Road Suite 300 Barrington, IL 60010

CONTACT:
Steven Purcell
Chief Financial Officer
(847) 381-6701, Ext. 4251

        FOR IMMEDIATE RELEASE

CEO OF ALTERNATIVE RESOURCES CORPORATION ANNOUNCES
RETIREMENT AT ANNUAL MEETING

        BARRINGTON, IL, June 13, 2002—Alternative Resources Corporation (ARC) (OTC BB: ALRC) Ray Hipp today announced at the Company's annual meeting that he would be retiring as Chairman and Chief Executive Officer effective immediately. Mr. Hipp has been working with the Company's Board of Directors over the last several months on a succession plan.

        Mr. Hipp commented, "I believe the Company is positioned to take advantage of the much anticipated industry upturn and that now would be an appropriate time to transition to new leadership."

        The Company indicated that the Board is in the final stages of evaluating candidates to replace Mr. Hipp and a successor is expected to be named shortly.

About ARC

        ARC is a leading provider of information technology management and staffing services. The company has developed a significant, high quality business in the IT staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. The company also has a consulting practice that supports those service offerings. The company operates through 41 field offices and with approximately 80 personnel in field sales, supported by 55 recruiters and its unique organization of over 50 client support managers. The company serves Fortune 1000 and mid-sized clients throughout the US and Canada.

        Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the company's filings with the Securities and Exchange Commission. Although the company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the company's Form 10-K for the fiscal year ended December 31, 2001, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The company undertakes no obligation to publicly revise or update the forward looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.